Exhibit 10.16
BIOHAVEN RESEARCH LTD.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is by and between Biohaven Research Ltd., a company formed under the laws of the Territory of the British Virgin Islands (the “Company”), and Vladimir Coric, an individual resident of the State of Connecticut (the “Executive”) effective as of the closing of that certain transaction in which Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven”) spun-off its non-CGRP business into the Company (the “Transaction”). If the Transaction does not close, this Agreement shall be null and void ab initio.

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to retain Executive in the capacity of Chief Executive Officer, for the period and on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:
1.    EMPLOYMENT AND DUTIES. The Company hereby retains Executive to be its Chief Executive Officer to help the Company develop pharmaceutical products and perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the Board of Directors of the Company (the “Board”). Executive shall be free to continue the activities disclosed on Exhibit A, attached hereto.
2.    TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of three (3) years (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for one-year periods, unless otherwise terminated by the Executive upon written notice not less than ninety (90) days prior to the next anniversary of the Agreement. The Initial Term and any renewals thereof shall be referred to herein as the “Term”.
3.    COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to grant Executive a number of options to purchase shares of its Common Shares under its 2022 Equity Incentive Plan (the “2022 Plan”) as determined by the Board vesting in accordance with the Plan. Executive shall be entitled to be reimbursed for all reasonable out of pocket expenses incurred by him in connection with the fulfillment of his duties hereunder.
4.    INDEMNIFICATION. The Company shall at all times during the Term and thereafter, indemnify and defend and hold Executive harmless from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements as well as attorney’s fees and expenses, personal or otherwise, whether in tort or in contract, law or equity, that the Company or the Executive may incur by reason of or arising out of any claim made by any third party (together, the Losses), with respect to Executives employment with Company in accordance with this Agreement; provided, however, that the Company’s foregoing indemnification obligations shall not apply to Losses incurred by the Company as a result of the Executives willful misconduct, gross negligence, conviction of a felony (including entry of a plea of nolo contendere) for illegal or criminal behavior or engagement in activities beyond the scope of his employment hereunder. Indemnification shall include all costs, including actual attorney’s fees and expenses reasonably incurred in pursuing indemnity claims under or enforcement of this Agreement.
5.    TERMINATION.
EVENTS OF TERMINATION. This Agreement shall terminate on the earliest to occur of the following events:
(i)    the expiration of the Term;
(ii)    the mutual written agreement of the Company and the Executive;
(iii)    the voluntary termination of the Executive; the death of Executive or Executives retirement;
(iv)    Executive becoming completely unable to perform his duties as described herein due to injury, illness or disability (mental or physical), as determined by an independent physician selected with the approval of the Company and Executive, for a period of three (3) consecutive months (Disability); or
(v)    the termination of the Executive by the Company.
6.    SEVERANCE PAYMENT. If the Company terminates Executive’s employment or fails to elect Executive as the Chief Executive Officer or if Executives employment is terminated due to Disability or Death, Executive shall be entitled to receive as of the date of such termination (Termination Date), the following severance payments (the Severance Payments):
(i)    $350,000; and
(ii)    all stock options held by the Executive will be deemed fully vested and exercisable on the Termination Date and the exercise period for such stock options will be increased by a period of two years from the Termination Date.
7.    RESTRICTIVE COVENANTS. Executive and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Executive were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive agrees as follows:
(a)    Without the prior written consent of the Company, Executive shall not, during the period of employment with the Company, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended; provided, however, the Company acknowledges that Executive currently engages in a number of activities set forth on Exhibit A as long as such permitted activities do not have a material adverse effect on the Executives performance or this Agreement.
(b)    Without the prior written consent of the Company and upon any termination of Executives employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, (i) invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended,
(ii) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to that portion of the Competitors business that is Competitive with the Business of the Company, or
(iii) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of his termination or within twelve (12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.
(c)    Upon termination of his employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.
(d)    For purposes of this Agreement, a business or activity is in Competition or Competitive with the Business of the Company if it involves, and a person or entity is a Competitor, if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with, or has applications similar to any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by the Company during the term of Executives employment with the Company.
8.    DISCOVERIES AND INVENTIONS. Executive hereby assigns to the Company all his right, title, and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to the technology which Executive conceives of, reduces to practice, or otherwise creates, either alone or jointly with others, in the course of his employment hereunder and in which the law recognizes any protectable interest.
9.    CONFIDENTIALITY. Executive shall not use, or disclose any of the Confidential Information and Trade Secrets, either during the Term of his employment or at any time thereafter, except as required in the course of his employment. For purposes of this Agreement, Confidential Information and Trade Secrets shall mean all information, know how, trade secrets, processes, computer software or programs and related documentation, methods, practices, fabricated techniques, marketing plans, and other compilations of information which relate to the Business of, and are owned by the Company which were not known generally to others engaged in the Business of the Company and which the Company has taken affirmative actions to protect from public disclosure or which do not exist in the public domain. All Confidential Information and Trade Secrets relating to the Business of the Company shall remain the exclusive property of the Company unless owned by Executive.
10.    NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram, electronic mail, or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addressees at the addresses specified below.

If to Executive:	Dr. Vladimir Coric
Address

email: ***

If to the Company:	Biohaven Research Ltd.
215 Church Street
New Haven, CT 06510
Chief Legal Officer
email:
or to such other address or fax number as either party may from time to time designate in writing to the other.
11.    ENTIRE AGREEMENT AND GOVERNING LAW. This Agreement, together with Exhibit A, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the Territory of the British Virgin Islands.
12.    ASSIGNMENT AND SEVERABILITY. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party. The invalidity of any provision of this Agreement under the applicable laws of the State of Connecticut or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective shall be given such full force and effect as may be permitted by law.

13.    SURVIVAL AND REMEDIES. The obligations of the Company or its successor to pay any Severance Payments required hereunder subsequent to the termination of this Agreement and the obligations of Executive under Sections 6, 7 and 8 hereof shall survive the termination of this Agreement. Executive and the Company recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of Sections 4, 5, 8, 9 and 10 hereof the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, to obtain damages for any breach thereof.
14.    DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in London and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the courts.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Biohaven Research Ltd.

By:	Warren K. Volles
Chief Legal Officer

Dr. Vladimir Coric

Exhibit A
None